As filed with the Securities and Exchange Commission October 13, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GSK plc

(Exact name of registrant as specified in its charter)

England and Wales	98-0607772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

79 New Oxford Street, London, WC1A 1DG, England

(Address of Principal Executive Offices)

GSK 2025 Share Value Plan

(Full title of the plan)

GlaxoSmithKline LLC

2929 Walnut Street, Suite 1700

Philadelphia, PA 19104

+1 (888) 825-5249

(Name and address and telephone number of agent for service)

Copies to:

Igor Rogovoy

Linklaters LLP

20 Ropemaker Street

London EC2Y 9AR

United Kingdom

+44 20 7456 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act and the instructional Note to Part I of Form S-8, this registration statement (“Registration Statement”) omits the information specified in Part I of Form S-8. We have delivered, or will deliver, the documents containing the information specified in Part I to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus for this Registration Statement that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents that GSK plc (the “Registrant”) has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (File No. 001-15170), filed with the Commission on March 6, 2026;

(b)	The Registrant’s current report on Form 6-K filed with the Commission on September 8, 2026 (File No. 001-15170); and

(c)

The description of the Registrant’s ordinary shares contained in Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (File No. 001-15170), filed with the Commission on March 6, 2026, including any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities hereby registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 141 of the Registrant’s Articles of Association currently provides that GSK plc shall indemnify every director or former director or other officer of GSK plc or of any associated company against all costs, charges, losses, expenses and liabilities incurred by them in performing their duties and/or in exercising their powers and/or in supposedly doing these things and/or otherwise in relation to or in connection with their duties, powers or office to the extent permitted by every statute (including any orders, regulations or other subordinate legislation made under it) from time to time in force concerning companies in so far as it applies to GSK plc.

GSK plc has agreed with its directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by any such director or officer in an action or proceeding to which the director or officer was made a party by reason of the director or officer being an officer and/or director of the company.

GSK plc maintains insurance relating to certain liabilities of the company that its directors and officers may incur in such capacity.

Sections 232 to 236 of the UK Companies Act 2006 (as amended) provide as follows:

“232. Provisions protecting directors from liability

(1)

Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by —

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —

(a)	any liability of the director to pay —

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director —

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose —

(a)	a conviction, judgment or refusal of relief becomes final —

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of —

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under —

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)

Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —

(a)	any liability of the director to pay —

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose —

(a)	a conviction becomes final —

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of —

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in directors’ report

(1)	This section requires disclosure in the directors’ report of —

(a)	qualifying third party indemnity provision, and

(b)	qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2)

If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3)

If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4)

If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5)

If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force”.

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases:

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against —

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust —

(a)	he may apply to the court for relief, and

(b)

the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper”.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F filed with the Commission on March 5, 2024, Registration No. 001-15170)

4.2	Second Amended and Restated Deposit Agreement dated as of July 21, 2019 among GlaxoSmithKline plc, JPMorgan Chase Bank, N.A., as Depositary, and the holders from time to time of the American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit 99(a)(1) to Form F-6, Registration No. 333-232726)

4.3	Amendment No. 1 dated as of March 15, 2021 to the Second Amended and Restated Deposit Agreement among GlaxoSmithKline plc, JPMorgan Chase Bank, N.A., as Depositary, and the holders from time to time of the American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit 99(a)(2) to Form F-6, Registration No. 333-232726)

4.4*	Rules of the GSK 2025 Share Value Plan

5.1*	Opinion of Linklaters LLP, English legal counsel to the Registrant, as to the validity of newly issued shares

23.1*	Consent of Deloitte LLP, independent registered public accounting firm

23.2*	Consent of Linklaters LLP, English legal counsel to the Registrant (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England, on October 13, 2026.

GSK plc
(Registrant)

/s/ Julie Brown
Julie Brown
Chief Financial Officer
(Signature and Title)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Victoria A. Whyte and Justin Huang, jointly and severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8 (and any and all additional registration statements, including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on and on the dates indicated.

Signature	Title	Date

/s/ Sir Jonathan Symonds	Chair and Non-Executive Director	October 13, 2026
Sir Jonathan Symonds

/s/ Luke Miels	Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2026
Luke Miels

/s/ Julie Brown	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 13, 2026
Julie Brown

/s/ Elizabeth McKee Anderson	Non-Executive Director	October 13, 2026
Elizabeth McKee Anderson

/s/ Charles Bancroft	Non-Executive Director	October 13, 2026
Charles Bancroft

/s/ Dr. Hal Barron	Non-Executive Director	October 13, 2026
Dr. Hal Barron

/s/ Dr. Anne Beal	Non-Executive Director	October 13, 2026
Dr. Anne Beal

/s/ Wendy Becker	Non-Executive Director	October 13, 2026
Wendy Becker

/s/ Dr. Harry C. Dietz	Non-Executive Director	October 13, 2026
Dr. Harry C. Dietz

/s/ Roy Jakobs	Non-Executive Director	October 13, 2026
Roy Jakobs

/s/ Dr. Jeannie Lee	Non-Executive Director	October 13, 2026
Dr. Jeannie Lee

/s/ Dr. Gavin Screaton	Non-Executive Director	October 13, 2026
Dr. Gavin Screaton

/s/ Dr. Vishal Sikka	Non-Executive Director	October 13, 2026
Dr. Vishal Sikka

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed the Registration Statement on October 13, 2026, in the capacity of the duly authorized representative of GSK plc in the United States.

GSK plc

By:	/s/ Justin Huang
Name:	Justin Huang
Title:	Authorized U.S. Representative